Exhibit 10.4

October 20, 2014

William K. Birnie

1326 Pinebrook Court

Maple Glen, PA  19002

Dear Mr. Birnie:

Alteva, Inc. (the “Company”) is pleased to offer you the following terms of employment as the Company’s Executive Vice President, Chief Marketing Officer.  This letter is not a contract or a guarantee of any specific term or condition of employment.

You will receive an annual salary of $180,000, subject to applicable taxes and withholding, payable on the company’s regularly scheduled payroll dates.  You will be eligible for certain bonus, long-term incentive, severance and other benefits pursuant to the Company’s Named Executive Officer Compensation Policy (“NEO Compensation Policy”) (enclosed) and other Company policies in place from time to time, all of which the Company may prospectively amend or terminate at any time at its discretion, unless otherwise stated.  You will also receive a one-time bonus of $15,000, subject to applicable employment and withholding taxes, payable on the first regularly scheduled payroll date following your execution and delivery of this letter.

Your employment with the Company is at-will, meaning either you or the Company may terminate the employment relationship at any time for any reason, with or without prior notice, and the Company may modify the terms and conditions of employment, including benefits, at its discretion.  This at-will employment relationship cannot be changed by any statement or agreement unless it is in writing, expressly refers to changing your at-will employment relationship, and is signed by you and an authorized representative of the Company.

As consideration for your employment with the Company and the benefits offered in this letter and the NEO Compensation Policy, you are required to execute the enclosed Restrictive Covenant Agreement.

Kindly sign and return a copy of this letter to me.

Sincerely,

Kelly C. Bloss

Chairman of the Board, Independent Director

I accept the above offer of employment:

/s/ William K. Birnie
William K. Birnie

November 12, 2014
Date